PERMIRA TO ACQUIRE AEARO TECHNOLOGIES

Significant Investment in U.S.-Based International Business By The Permira Funds

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NEW YORK, NY, AND INDIANAPOLIS, INDIANA, FEBRUARY 1, 2006 – Permira, a leading international private equity firm, today announced that a new holding company formed by the funds it advises has signed a definitive agreement to acquire Aearo Technologies Inc. (“Aearo”), one of the world’s leading designers, manufacturers and marketers of a broad range of personal protective products and energy absorbing composites for approximately US$765 million. This transaction marks a significant U.S. investment by the Permira Funds and is consistent with their strategy of investing in international companies with a strong European presence.

Aearo is currently majority owned by Bear Stearns Merchant Banking, together with an investor group including Aearo’s management.

Aearo is a rapidly growing safety products business based in Indianapolis, Indiana, with revenues of more than US$420 million in 2005. Aearo features a portfolio of high-performance, global brands, such as E-A-R®, AOSafety®, Peltor® and SafeWaze™. E-A-R® and Peltor® are particularly well established in European markets.

As part of the transaction, Aearo management will acquire a stake of approximately 10% in the newly formed holding company and will be granted additional ownership through an option plan. The existing Chairman and CEO, Michael A. McLain, will continue to lead Aearo, along with his existing management team.

Michael A. McLain, Chairman and CEO of Aearo, commented: “We are excited to partner with Permira to take advantage of the significant strategic opportunities for the expansion and development of our business. Our employees worldwide have worked hard to achieve leading market share positions through innovation and new product development. Our new partnership will enhance these efforts. With Permira’s strategic guidance, international reach and investment capital, Aearo will be even better positioned to accelerate its growth and strengthen its market positions. This partnership will present a number of exciting opportunities for the customers and employees of Aearo in the years ahead.”

Thomas H. Lister, of Permira, said: “Aearo Technologies fits squarely within the Permira Funds’ investment criteria: a rapidly growing international business with a superb management team and significant cash flow. This acquisition reflects our desire to continue to build a diverse international investment portfolio that builds on our European roots. Aearo’s CEO Mike McLain and his team have created strong brands and achieved tremendous growth, and we look forward to working with them to build upon the success of Aearo’s businesses worldwide.”

Douglas R. Korn, Senior Managing Director of Bear Stearns Merchant Banking, noted: “We are proud to be associated with a company of Aearo’s exceptionally high caliber and with its talented management team. We are quite pleased with Aearo’s new partnership with Permira, which is well positioned to support Aearo’s continued worldwide growth.”

The transaction is subject to financing, regulatory approvals and other customary closing conditions. Banc of America Securities LLC and Bear, Stearns & Co. Inc. acted as the financial advisors to Aearo.

About Aearo Technologies

Headquartered in Indianapolis, Ind., Aearo Technologies Inc. (www.aearo.com) is a global leader in the personal protection equipment industry. The Company manufactures and sells technologically advanced hearing protection devices, communication headsets, non-prescription and prescription safety eyewear, face shields, reusable and disposable respirators, fall protection equipment and hard hats. Through its Specialty Composites business, the Company is a leader in the energy absorbing composites industry. The Company provides engineered system solutions utilizing a wide array of proprietary materials to control excess noise, vibration and thermal energy. These products are marketed under the brand name E-A-R®Specialty Composites. Aearo’s products are sold in more than 70 countries.

About Permira

Permira is a leading international private equity specialist. As an independent business, Permira is owned and controlled by its partners. The firm's team of 90 professionals, based in Frankfurt, London, Madrid, Milan, New York, Paris, Stockholm and Tokyo, advises the Permira Funds with a total committed capital of Euro 11 billion. Since 1985, the Permira Funds have completed over 270 private equity transactions.  During the last year, the Permira Funds have committed to 5 transactions with a combined transaction value of over Euro 20 billion.  (www.permira.com)

About Bear Stearns Merchant Banking

Bear Stearns Merchant Banking, the private equity affiliate of The Bear Stearns Companies, Inc., (NYSE: BSC) invests private equity capital in leveraged buyouts, recapitalizations and growth capital opportunities alongside superior management teams. Bear Stearns Merchant Banking is currently investing a $1.5 billion institutional private equity fund. Since its inception in 1997, Bear Stearns Merchant Banking has been an investor in over 40 portfolio companies across a broad range of industries. (www.bsmb.com)

Contacts:

Permira – New York	Permira – London
Anna Cordasco/ Brooke Morganstein Citigate Sard Verbinnen 212-687-8080	James Wyatt-Tilby/ Amanda Lee Finsbury +44 207 251 3801

Aearo Technologies Inc.
Kristen Fuhs
Hetrick Communications, Inc.
317-262-8080

Bear Stearns Merchant Banking
Melissa Daly
Brunswick Group
212-333-3810

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